EXHIBIT 99.1

Johnson Outdoors Reports Increased Sales, Profits and Earnings for Fiscal 2013

RACINE, Wis., Dec. 6, 2013 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading outdoor recreation equipment company, today announced double-digit growth in operating profit on higher revenue, and a 90 percent improvement in net income year-over-year for fiscal 2013.

FISCAL 2013 HIGHLIGHTS

  Acquisition of Jetboil®, the world leader in personal outdoor cooking systems
  New financing agreement with reduced borrowing costs and improved terms
  Historic low debt with $55.7 million in cash at year-end
  Highest operating profit in over 20 years
  Initiation of quarterly dividend

"Fiscal 2013 results reflect continued progress toward our long-term goal of sustained profitable growth. Investments in innovation and strategic acquisitions once again drove growth in the marketplace against fierce competition for the outdoor enthusiast's discretionary dollars," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "Looking forward, more work lies ahead to achieve a better balance of profitability across our portfolio. Our 2015 strategic plan is focused on sustaining leadership in fishing electronics, gaining share in core dive equipment segments and improving performance in key paddling and camping specialty channels. To do so, we will be strategic and disciplined in efforts to strengthen the profitability profile of our businesses and deliver meaningful value plus to all our stakeholders."

FISCAL YEAR RESULTS

Total Company net sales increased 3.4 percent to $426.5 million in fiscal 2013 versus $412.3 million in fiscal 2012 due to record sales in Marine Electronics and growth in Outdoor Gear, which more than offset lower revenue in other units. For the ninth consecutive year, new products represented a third or more of total Company sales. Key contributing factors in the year-over-year comparison were:

  Continued growth in Minn Kota® and Humminbird® brands across key channels, as both brands exceeded $100 million in sales for the year.
  Outdoor Gear revenue increased 25 percent due to the addition of the Jetboil® brand, which added $10.7 million in sales during the year and more than offset declines in government tent sales. Jetboil® was acquired midway thru the 2013 first fiscal quarter.
  Declines in Diving reflect the continued weak economic conditions in Europe and weather-related delays in the diving season in other key markets.
  Watercraft sales were 13 percent below the prior year. The unfavorable comparison was due to continued de-emphasis on low-margin product lines and lower sales in Europe, where the Company closed its Watercraft operations.

Total Company operating profit rose 20 percent to a twenty-plus year high of $25.6 million for fiscal 2013 compared to operating profit of $21.4 million in fiscal 2012 (a year in which the Company benefitted from a favorable $3.5 million legal settlement). Higher volume, lower operating expense and record profit in Marine Electronics were key contributing factors in the favorable year-over-year comparison.

Net income for the fiscal year of $19.3 million, or $1.95 per diluted share, was a 90 percent increase compared with net income of $10.1 million, or $1.03 per diluted share, in the prior fiscal year. A lower effective tax rate in the current year contributed largely to the favorable year-over-year comparison.

The Company reported cash, net of debt, of $47.4 million as of September 27, 2013, just $2.7 million below the prior fiscal year-end despite the $15.4 million acquisition of Jetboil® in the current fiscal year. On October 9, 2013 the Company announced that the Board of Directors had approved a quarterly cash dividend, which if approved each quarter would represent a fiscal 2014 annual payout of $0.30 and $0.27 for Class A and Class B shareholders, respectively.

FOURTH QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational products industry, the Company's fourth quarter results historically reflect an industry-wide slowing of sales and production. Total Company sales increased 3 percent due to the addition of Jetboil®, which added $2.8 million in revenue during the fourth fiscal quarter. Operating loss was ($4.7 million) compared to ($3.1 million) in the prior year fourth quarter. Contributing factors to the unfavorable comparison include lower gross margins for certain end-of-life product lines in Marine Electronics and increased SG&A costs due to discretionary bonus accruals in the current quarter, as well as a $0.5 million gain recognized in last year's fourth quarter from an insurance recovery.

Net loss for the fourth fiscal quarter was ($3.5 million), or ($0.40) per diluted share compared to net loss of ($3.2 million), or ($0.32) per diluted share in the prior year fourth quarter.

OTHER FINANCIAL INFORMATION

The Company's debt to total capitalization stood at 4 percent at the end of the year versus 5 percent at September 28, 2012. Cash, net of debt, was $47.4 million at year-end versus cash, net of debt, of $50 million at September 28, 2012. Depreciation and amortization was $10.1 million year-to-date compared with $11.9 million in the prior year. Capital spending totaled $16.3 million in fiscal 2013 compared with last year's $12 million. The Company has experienced continuing declines in interest expense for sixteen consecutive fiscal quarters.

"The balance sheet remains very strong due to ongoing efforts to drive costs out of operations and improved profitability. As a result, we are able to make strategic investments in future growth and enhance long-term value for shareholders," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, December 6, 2013. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation equipment company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company's success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	September 27 2013	September 28 2012	September 27 2013	September 28 2012
Net sales	$ 77,315	$ 74,795	$ 426,461	$ 412,292
Cost of sales	48,501	46,348	255,412	247,970
Gross profit	28,814	28,447	171,049	164,322
Operating expenses	33,520	31,518	145,458	142,909
Operating (loss) profit	(4,706)	(3,071)	25,591	21,413
Interest expense, net	151	155	1,194	2,118
Other (income) expense, net	(334)	1,068	(263)	(631)
(Loss) income before income taxes	(4,523)	(4,294)	24,660	19,926
Income tax (benefit) expense	(1,012)	(1,094)	5,333	9,792
Net (loss) income	$ (3,511)	$ (3,200)	$ 19,327	$ 10,134
Diluted average common shares outstanding	9,937	9,393	9,523	9,379
Diluted net (loss) income per common share	$ (0.35)	$ (0.32)	$ 1.95	$ 1.03
Segment Results
Net sales:
Marine electronics	$ 32,743	$ 32,984	$ 247,744	$ 231,234
Outdoor gear	10,866	7,379	44,223	35,328
Watercraft	11,236	11,492	50,858	58,201
Diving	22,664	23,088	84,536	87,995
Other/eliminations	(194)	(148)	(900)	(466)
Total	$ 77,315	$ 74,795	$ 426,461	$ 412,292
Operating (loss) profit:
Marine electronics	$ (1,356)	$ (1,325)	$ 32,172	$ 25,230
Outdoor gear	163	730	2,180	2,831
Watercraft	(1,206)	(1,517)	(2,116)	(408)
Diving	1,712	2,170	5,694	6,408
Other	(4,019)	(3,129)	(12,339)	(12,648)
Total	$ (4,706)	$ (3,071)	$25,291	$ 21,413
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 55,694	$ 58,904
Accounts receivable, net			44,104	40,673
Inventories, net			76,363	67,058
Total current assets			188,572	182,952
Total assets			288,350	263,632
Short-term debt			539	526
Total current liabilities			63,372	58,967
Long-term debt			7,794	8,334
Shareholders' equity			197,668	173,604

CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600